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Genta Announces Sale of 15 Million Shares of Common Stock

BERKELEY HEIGHTS, NJ – December 15, 2004 —Genta Incorporated (Nasdaq: GNTA) announced that it has entered into a definitive agreement with two institutional investors to sell 15 million shares of its common stock at a price of $1.50 per share for gross proceeds of $22.5 million, before fees and expenses. The shares are being sold pursuant to the Company’s registration statement on Form S-3 declared effective by the Securities and Exchange Commission on May 11, 2004. Rodman & Renshaw, LLC acted as placement agent for the offering.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Genta Forward Looking Statement

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Prospectus relating to the shares.